EXHIBIT 11



                             SUPERIOR SERVICES, INC.
                         EARNINGS PER SHARE CALCULATIONS


             Earnings per share have been computed based on the weighted average number of common shares outstanding and the common share equivalents of stock options using the initial public offering price of $11.50 per share and the common shares issuable upon the conversion of the Series A Convertible Preferred Stock.

             The following table reconciles the number of common shares outstanding with the number of common shares used in computing earnings per share (in thousands).

                                                                   Quarter
                                                                    Ended
                                    Year Ended December 31,       March 31,
                                  1993      1994        1995         1996

    Common shares
         outstanding             9,944     9,976       9,887       16,737
    Effect of using
         weighted average
         common shares
         outstanding during
         the period               (977)       (4)         46       (2,880)
    Effect of shares issued
         under stock
         options                   183       204         191          226
    Effect of weighted
         average shares
         issuable upon
         conversion of
         Series A Preferred
         Stock                   3,027     3,318       3,318           --
    Effect of weighted
         average shares
         issuable pursuant
         to preemptive
         rights based on
         treasury stock
         method                     36        40          32           --
                                ------    ------      ------       ------
    Common shares and
         common share
         equivalents used
         in computing
         earnings per share     12,213    13,534      13,474       14,083
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